INDEPENDENT AUDITORS' CONSENT


E*TRADE Funds:

We consent to the incorporation by reference in this Registration Statement (No. 333-66807) on Form N-14 of our reports, dated February 21, 2001, appearing in the Annual Reports of the E*TRADE E-Commerce Index Fund and the E*TRADE Technology Index Fund (the "Funds") as of and for the year ended December 31, 2000 and to the reference to us under Sections 4.1(i) and 4.2(h) in the Agreement and Plan of Reorganization, which is included as Appendix A to the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
August 7, 2001